UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. _____)

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First Bancorp

(Name of Registrant as Specified in Its Charter)

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300 SW Broad Street

Southern Pines, North Carolina 28387

Telephone (910) 246-2500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 12, 2016

To Our Shareholders:

The annual meeting of shareholders of First Bancorp (the “Company”) will be held at the James H. Garner Conference Center, 211 Burnette Street, Troy, North Carolina (see map on outside back cover) on Thursday, May 12, 2016 at 10:00 a.m. local time, for the purpose of considering and acting on the following matters:

1.	A proposal to elect nine (9) nominees to the Board of Directors to serve until the 2017 annual meeting of shareholders, or until their successors are elected and qualified.

2.	A proposal to ratify the appointment of Elliott Davis Decosimo, PLLC as the independent auditors of the Company for 2016.

3.	To approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the accompanying proxy statement (“say on pay”).

4.	Such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record as of the close of business on March 23, 2016 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

Whether or not you expect to be present at the annual meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope. If you attend the meeting, your proxy will be returned to you upon request. You may also vote by telephone or on the Internet, as described in the proxy statement and on the proxy card.

Please note that the attached form of proxy includes a request from the Company to indicate whether or not you plan to attend the annual meeting. For planning purposes, management of the Company would appreciate you filling in the appropriate box indicating whether or not you plan to attend the annual meeting. If you initially indicate that you are not planning to attend and later want to, or do not indicate one way or the other, you are still welcome and invited to attend the meeting.

The proxy statement accompanying this notice sets forth further information concerning the proposals to be considered at the annual meeting. You are urged to study this information carefully.

Included in this package, in compliance with applicable regulations, is the Company’s 2015 Annual Report, which includes a letter from the chief executive officer, and the Company’s Form 10-K. The Form 10-K includes the Company’s financial statements and other required disclosures.

By Order of the Board of Directors

Elizabeth B. Bostian

April 4, 2016	Secretary

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 12, 2016.

The Proxy Statement and 2015 Annual Report on Form 10-K

are also available at www.edocumentview.com/FBNC

First Bancorp

300 SW Broad Street

Southern Pines, North Carolina 28387

Telephone (910) 246-2500

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished to the shareholders of First Bancorp (hereinafter sometimes referred to as the “Company”) by the Board of Directors in connection with its solicitation of proxies for use at the annual meeting of shareholders of the Company to be held on Thursday, May 12, 2016 at 10:00 a.m. local time, at the James H. Garner Conference Center, 211 Burnette Street, Troy, North Carolina (see map on outside back cover), and at any adjournment thereof. Action will be taken at the annual meeting on the items described in this proxy statement and on any other business that properly comes before the meeting.

This proxy statement and accompanying form of proxy are first being mailed to shareholders on or about April 4, 2016.

The accompanying proxy is for use at the 2016 Annual Meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. Most shareholders have a choice of voting by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free number. Shareholders should refer to the proxy card or the information forwarded by the shareholder’s bank, broker or other holder of record to see which voting options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m. Eastern Daylight Time on May 11, 2016. Specific instructions to be followed by any eligible shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event that the proxy card does not reference Internet or telephone voting information because the recipient is not the registered owner of the shares, the proxy card must be completed and returned in the self-addressed, postage-paid envelope provided.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of our director nominees (Proposal 1 of this Proxy Statement). Previously, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Changes in regulations were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.

Any shareholder giving a proxy may revoke it at any time before a vote is taken by (i) duly executing a proxy bearing a later date; (ii) executing a notice of revocation in a written instrument filed with the secretary of the Company; or (iii) appearing at the meeting and notifying the secretary of the shareholder’s intention to vote in person. Unless a contrary choice is specified, all shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted as set forth in this proxy statement. In addition, the proxy confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote is necessary to constitute a quorum at the annual meeting. If a quorum is not present or represented at the annual meeting, the shareholders present and entitled to vote have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. Abstentions from the vote on a particular proposal and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will not be counted as votes on the proposal in question.

The Company will bear the entire cost of preparing this proxy statement and of soliciting proxies. Proxies may be solicited by employees of the Company, either personally, by special letter, or by telephone. Employees will not receive additional compensation for the solicitation of proxies. The Company also will request brokers and others to send solicitation material to beneficial owners of stock and will reimburse their costs for this purpose.

Only shareholders of record as of the close of business on March 23, 2016 (the “Record Date”) will be entitled to vote at the annual meeting or any adjournment thereof. The number of outstanding shares of the Company’s common stock entitled to vote at the annual meeting is 19,750,969. Shareholders are entitled to one vote for each share of the Company’s common stock.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that any person who acquires the beneficial ownership of more than five percent of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company.  Following is certain information, as of the most recent practicable date, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent of the Company’s outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,448,005 shares of common stock (1)	7.33%

BlackRock Inc. 40 East 52nd Street New York, NY 10022	1,217,887 shares of common stock (2)	6.17%

Basswood Capital Management 645 Madison Avenue, 10th Floor New York, NY 10022	1,068,895 shares of common stock (3)	5.41%

(1)	This is based on a Schedule 13G/A filed by Wellington Management Group, LLP on February 11, 2016, and the schedule indicates that the ability to vote or dispose of the shares is shared.

(2)	This is based on a Schedule 13G/A filed by BlackRock Inc. on January 26, 2016, and the schedule indicates sole power to vote and dispose of these shares.

(3)	This is based on a Schedule 13G/A filed by Basswood Capital Management on February 11, 2016, and the schedule indicates that the ability to vote or dispose of the shares is shared.

PROPOSAL 1 - ELECTION OF DIRECTORS

Section 3.02 of the Company’s bylaws provides that the number of directors on the Board of Directors of the Company will be not less than three nor more than 18, as may be fixed by resolution duly adopted by the Board of Directors at or prior to the annual meeting at which such directors are to be elected. In accordance with the bylaws, the size of the board has been fixed at nine members.

In the absence of any specifications to the contrary, proxies will be voted for the election of all nine of the nominees listed in the table below by casting an equal number of votes for each such nominee. If, at or before the time of the meeting, any of the nominees listed below becomes unavailable for any reason, the proxyholders have the discretion to vote for a substitute nominee or nominees. The board currently knows of no reason why any nominee listed below is likely to become unavailable. The nine nominees receiving a plurality of votes cast shall be elected. This means that the nine nominees with the most votes will be elected. Only votes “FOR” a nominee will affect the outcome.

The Company’s Articles of Incorporation provide that, if cumulative voting applies, each shareholder is “entitled to multiply the number of votes he is entitled to cast by the number of directors for whom he is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.” Cumulative voting procedures will not be followed at the annual meeting unless a shareholder calls for cumulative voting as provided in the Company’s Articles of Incorporation, by announcing at the meeting before the voting for directors starts, his or her intention to vote cumulatively. If cumulative voting is properly invoked by a shareholder, the chair shall declare that all shares entitled to vote have the right to vote cumulatively and shall thereupon grant a recess of not less than two days, nor more than seven days, as the chair shall determine, or of such other period of time as is unanimously agreed upon. If cumulative voting applies, the proxyholders may, in their discretion, vote the shares to which such proxies relate on a basis other than equally for each of the nominees named below and for less than all such nominees, but the proxyholders will cast such votes in a manner that would tend to elect the greatest number of such nominees (or any substitutes therefor in the case of unavailability) as the number of votes cast by them would permit.

NOMINATIONS FOR DIRECTOR

Nominees for election to the Board of Directors are selected by the incumbent board prior to each annual meeting, and the nominees listed below were selected in that manner. Nominations from shareholders must be made in accordance with the Company’s bylaws, which generally require such nominations to be made in writing and not less than 60 nor more than 90 days prior to the meeting at which directors are to be elected and to include certain information about the proposed nominee, in addition to other requirements.

A copy of the bylaw provision setting forth the complete procedure for shareholder nominations of directors may be obtained upon written request to First Bancorp, 300 SW Broad Street, Southern Pines, North Carolina 28387, Attention: Elizabeth B. Bostian, Secretary.

The Company’s bylaws state that no individual may be elected to, or may serve on, the Board of Directors any time after his or her 75th birthday, except that if a director is elected to the Board of Directors prior to his or her 75th birthday and reaches the age of 75 while serving as a director, such director’s term shall continue until the next annual meeting of shareholders, at which time the director shall retire. The bylaws allow the Board of Directors to make exceptions to this limitation in connection with mergers or acquisitions. The bylaws also state that the foregoing provisions do not apply to any individual during the time such individual is serving as chief executive officer of the Company.

See also “Director Nomination Process” included in the section entitled “Corporate Governance Policies and Practices” below.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Except as noted below, the following table sets forth certain information as of December 31, 2015, with respect to the Company's current directors, the nine nominees for election to the Board of Directors and the executive officers of the Company (all of these persons may be contacted at 300 SW Broad Street, Southern Pines, North Carolina 28387). The nine nominees are each current directors and have served on the Board of Directors since the 2015 Annual Meeting. In accordance with the Company’s bylaws, the size of the board has been fixed at nine members.

Each of the nine nominees has indicated a willingness to serve if elected. The Board of Directors recommends a vote “FOR” the election of these nominees.

TABLE OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

		Common Stock Beneficially Owned (1)
Name (Age)**	Current Director (D), Nominee (N), or Position with Company	Number of Shares Owned (excluding options)		Number of Shares That May Be Acquired within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Class
Directors and Nominees

Richard H. Moore (55)	CEO (D) (N)	128,469	(2)	—	128,469	*
Daniel T. Blue, Jr. (66)	(D) (N)	11,786		—	11,786	*
Mary Clara Capel (57)	(D) (N)	10,909		9,000	19,909	*
James C. Crawford, III (59)	(D) (N)	73,379	(3)	—	73,379	*
Thomas F. Phillips (70)	(D) (N)	76,908	(4)	9,000	85,908	*
O. Temple Sloan, III (55)	(D) (N)	4,172		—	4,172	*
Frederick L. Taylor, II (46)	(D) (N)	21,023		9,000	30,023	*
Virginia C. Thomasson (64)	(D) (N)	20,370		9,000	29,370	*
Dennis A. Wicker (63)	(D) (N)	26,980	(5)	9,000	35,980	*

Non-Director Executive Officers

Eric P. Credle (47)	Executive Vice President & Chief Financial Officer	28,853	(6)	6,270	35,123	*

Michael G. Mayer (56)	President of First Bank & First Bancorp	6,850	(7)	―	6,850	*

Edward F. Soccorso (43)	Executive Vice President & Chief Strategy Officer	6,607	(8)	―	6,607	*

Directors/Nominees and Non-Director Executive Officers as a Group (12 persons)		416,306	(9)	51,270	467,576	2.37%

*	Indicates beneficial ownership of less than 1%.
**	Age information is as of April 4, 2016.

Notes to Table of Directors, Nominees and Executive Officers:

(1)	Unless otherwise indicated, each individual has sole voting and investment power with respect to all shares beneficially owned by such individual. The “Number of Shares Owned” in the table above includes executive officers’ reported shares in the 401(k) defined contribution plan, which are voted by the plan trustee and not by the shareholder for whom such shares are listed.

(2)	Mr. Moore’s shares includes 40,000 shares of restricted stock that were subject to vesting conditions related to the attainment of earnings goals in calendar year 2015. In 2016, it was determined that the goal for 2015 was not reached, and therefore the shares were forfeited. Mr. Moore’s shares also includes 3,298 shares held in the Company’s 401(k) defined contribution plan.

(3)	Mr. Crawford’s shares include 6,325 shares held by his spouse and 6,600 shares held jointly with his children.

(4)	Mr. Phillips’ shares include 1,965 shares held by his spouse and 186 shares that his spouse owns jointly with two of their children.

(5)	Mr. Wicker’s shares include 5,000 shares held by his spouse.

(6)	Mr. Credle’s shares include 10,326 shares held in the Company’s 401(k) defined contribution plan.

(7)	Mr. Mayer’s shares include 286 shares held in the Company’s 401(k) defined contribution plan.

(8)	Mr. Soccorso’s shares include 844 shares held in the Company’s 401(k) defined contribution plan.

(9)	The number of shares held by directors, nominees, and non-director executive officers includes 194,859 shares of the Company’s stock that have been pledged as collateral by these persons for loans received from the Company and other financial institutions, as follows: Mr. Phillips – 32,976 shares; and Mr. Credle – 13,768 shares.

Director Nominees

Daniel T. Blue, Jr., 66, is the managing partner of the law firm Blue Stephens and Fellers LLP, located in Raleigh, North Carolina, where he has been an attorney since 1973. In 1980, Mr. Blue was elected to the North Carolina House of Representatives and was re-elected twelve times. From 1991 – 1995, Mr. Blue was twice elected Speaker of the North Carolina House of Representatives. Mr. Blue currently serves in the North Carolina Senate, representing Wake County, and was elected in March 2014 as the Senate Minority Leader. Mr. Blue is the immediate past Chair of the Board of Trustees of Duke University. He is a former member of the Duke University Health System and a former director of Duke University Management Company. Mr. Blue has been a director of the Company and First Bank since 2010.

Mr. Blue has an extensive background in law and public service, and has skills related to executive decision making, as well as oversight, governance and management of large organizations.

Mary Clara Capel, 57, is a member of senior management as the director of administration at Capel, Incorporated, a rug manufacturer, importer and exporter located in Troy, North Carolina, where she has been employed since 1981, including fifteen years in her current position. She is a past member of the North Carolina Banking Commission and attended the North Carolina Bank Directors College. Ms. Capel has been a director of the Company and First Bank since 2005. Ms. Capel is the current chairman of the Board of Directors of the Company.

Ms. Capel brings business executive decision making and oversight skills as a result of her 35 years of experience with a third-generation family business, which has grown from its rug manufacturing operation in Troy, North Carolina to importing and exporting rugs worldwide.

James C. Crawford, III, 59, served on the Board of Directors, including as its Chairman, of Great Pee Dee Bancorp, Inc., a bank holding company headquartered in Cheraw, South Carolina, from 1992 until its acquisition by the Company in April 2008. Mr. Crawford is the retired Chief Executive Officer of B.C. Moore and Sons, Inc., a department store chain. Mr. Crawford has been a director of the Company and First Bank since 2008. Mr. Crawford is the current chairman of the Board of Directors of First Bank.

Mr. Crawford brings extensive experience with accounting and finance, as well as oversight and management of multiple businesses.

Richard H. Moore, 55, was named as President and Chief Executive Officer of the Company in June 2012. Prior to joining the Company, he served as a managing director of San Diego-based Relational Investors LLC, a Registered Investment Advisor that advises the investment decisions of some of the largest pension funds in the world. Prior to joining Relational Investors, Mr. Moore served two terms as State Treasurer of North Carolina and served for four years as the Secretary of Crime Control and Public Safety. Mr. Moore also previously served as Chair of the North Carolina State Banking Commission for eight years. Mr. Moore served two terms on the Board of Executives of the New York Stock Exchange and is currently the chair of the New York Stock Exchange Regulation Board. Mr. Moore was previously an Assistant U.S. Attorney and also practiced corporate, real estate and tax law for many years. Mr. Moore is a former trustee of Wake Forest University and served on its Investment Committee. Mr. Moore is also a director of the Durham-based North Carolina Mutual Life Insurance Company. Mr. Moore has been a director of the Company and First Bank since 2010.

Mr. Moore’s career has provided him with extensive financial and accounting experience and gives him keen insight with respect to budget and audit matters, as well as the oversight, governance and management of larger organizations.

Thomas F. Phillips, 70, is an automobile dealer and owner of Phillips Ford, located in Carthage, North Carolina. He served as a director of First Savings Bancorp, Inc. from 1985 until its merger with the Company in 2000. Mr. Phillips has served as a director of the Company and First Bank since 2000.

Mr. Phillips brings over 30 years of financial experience gained during his director terms with First Savings Bancorp and the Company. Mr. Phillips has extensive skills in accounting, finance and risk management.

O. Temple Sloan, III, 55, is the former Chief Executive Officer and President for General Parts, Inc. (GPI), the largest privately-owned auto parts supplier in the United States, which owned and operated more than 3,100 CARQUEST Auto Parts stores and over 80 WORLDPAC branches in the United States, Canada and Puerto Rico. Prior to GPI’s acquisition by Advance Auto Parts, Inc., Mr. Sloan served as President and Chief Executive Officer of GPI from 2008 to January 2, 2014 and as President of GPI from 2001 to 2008. Mr. Sloan is currently a director of Advance Auto Parts, Inc. and Golden Corral Corporation, and previously served as a director of Car Care Council. He is currently a member of the Board of Trustees of Northwood University and a member of The University of North Carolina Board of Governors.

Mr. Sloan brings to the Company business leadership, innovation, executive decision making and oversight skills as a result of 30 years of experience in a commercial business.

Frederick L. Taylor, II, 46, is President of Troy Lumber Company, located in Troy, North Carolina, where he has been employed since 1992. Mr. Taylor has been a director of the Company and First Bank since 2005.

Mr. Taylor brings business-building skills and experience to the Company. Additionally, Mr. Taylor has experience in overseeing the preparation of financial statements and review of accounting matters.

Virginia Thomasson, 64, is a Certified Public Accountant with the firm Holden, Thomasson, & Longfellow, P.C., located in Southern Pines, North Carolina, where she has been a partner since 1988. She served as a director of First Savings Bancorp, Inc. from 1997 until its merger with the Company in 2000. Ms. Thomasson has served as a director of the Company and First Bank since 2000. Ms. Thomasson has been designated as an “audit committee financial expert” in accordance with SEC regulations.

Ms. Thomasson brings to the Company experience and skills in public accounting and over 18 years of financial industry experience.

Dennis A. Wicker, 63, is a partner in the law firm Nelson Mullins Riley and Scarborough, LLP, located in Raleigh, North Carolina, a position he has held since 2009. From 2008 to 2009, Mr. Wicker was a shareholder and a member of the Executive Committee of the law firm of SZD Wicker, LPA, and from 2001 to 2008 he was a partner in the law firm of Helms, Mullis & Wicker, LLP. Mr. Wicker served as Lieutenant Governor of North Carolina from 1993 to 2001. Mr. Wicker has been a director of the Company and First Bank since 2001. Mr. Wicker currently serves as a director of Coca Cola Bottling Company Consolidated and within the past five years served as a director of Air T, Inc.

Mr. Wicker has an extensive background in law and public service and brings to the Company executive decision making, governance and risk assessment skills.

Executive Officers

In addition to Mr. Moore, the executive officers of the Company and First Bank are currently as follows:

Eric P. Credle, 47, is an Executive Vice President of the Company and First Bank and has served as the Chief Financial Officer of the Company and First Bank since joining the Company in 1997.

Michael G. Mayer, 56, was named the President of First Bank effective March 10, 2014 and was appointed as a director of First Bank in October 2014. Mr. Mayer was named the President of the Company on February 23, 2016. Prior to joining the Company, Mr. Mayer most recently served as Chief Executive Officer of 1st Financial Services Corporation, parent company of Mountain 1st Bank & Trust, a position he held from January 2010 until 1st Financial Services Corporation’s acquisition in January of 2014. Mr. Mayer previously served as President and Chief Executive Officer of Carolina Commerce Bank from 2009 until 2010 and Colony Signature Bank (In Organization) from 2007 to 2009, and has held various senior banking positions over his thirty year banking career.

Edward F. Soccorso, 43, is an Executive Vice President of First Bank and is the Chief Strategy Officer of the Company and First Bank.  Mr. Soccorso joined the Company in 2012 and served as Co-Chief Credit Officer of First Bank from January 2013 until November 2014 when he was named to the Chief Strategy Officer position.  Prior to joining First Bank, Mr. Soccorso was Director at Piedmont Investment Advisors, LLC where he managed the team dedicated to advising the U.S. Treasury on bank investments made under the Troubled Asset Relief Program (TARP).  Prior to joining Piedmont in 2009, Mr. Soccorso was a Senior Vice President at Four Corners Capital Management, LLC, a Registered Investment Advisor that managed asset backed and fixed income portfolios for institutional investors.

BOARD COMMITTEES AND ATTENDANCE

The Board of Directors has established four standing committees: the Executive and Loan Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In addition, the Board of Directors may establish other committees from time to time for specific purposes. The following table presents the 2016 membership of the committees that are described below. The chair of each committee is noted with a “(c)”. Following the table is additional information regarding each committee.

	Executive and Loan Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Daniel T. Blue, Jr.	X	X	X	X
Mary Clara Capel	X (c)	X	X (c)	X (c)
James C. Crawford, III	X	X	X	X
Richard H. Moore	X
Thomas F. Phillips	X	X	X	X
O. Temple Sloan, III	X	X	X	X
Frederick L. Taylor, II	X	X	X	X
Virginia C. Thomasson	X	X (c)	X	X
Dennis A. Wicker	X		X	X

Executive and Loan Committee

The Executive and Loan Committee is authorized, between meetings of the Board of Directors, to perform all duties and exercise all authority of the Board of Directors, except those duties and authorities exclusively reserved to the Board of Directors by the Company’s bylaws or by statute. The Executive and Loan Committee also serves as Loan Committee for First Bank. The Executive and Loan Committee held 16 meetings during 2015.

Audit Committee

The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent auditors, and must approve in advance all audit fees and the terms of all non-audit services provided by the independent auditors. The Audit Committee also reviews and presents to the Board of Directors information regarding the effectiveness of the Company’s policies and procedures with respect to auditing, accounting, and internal controls. The Audit Committee also reviews the Company’s financial reporting process on behalf of the Board of Directors. All of the current members of the Audit Committee are independent, as defined by the Nasdaq Stock Market (“NASDAQ”) and the Exchange Act, as well as the Company’s Corporate Governance Guidelines. The Audit Committee held five meetings during 2015.

The Board of Directors has determined that Ms. Thomasson is an “audit committee financial expert” within the meaning of SEC rules and regulations. The Audit Committee reviews and ratifies its charter on an annual basis. The Audit Committee charter is available on the Company’s website at www.LocalFirstBank.com under the tab “About Us – Investor Relations – Governance Documents.”

Compensation Committee

Generally, the Compensation Committee is responsible for reviewing the compensation policies and benefit plans of the Company and for making recommendations regarding the compensation of its executive officers. The Compensation Committee also administers the Company’s equity compensation plans. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees. Each of the current members of this committee is independent under the rules and regulations of NASDAQ and the Exchange Act, as well as the Company’s Corporate Governance Guidelines. The Compensation Committee held two meetings during 2015. The Compensation Committee operates under a charter that has been approved by the Board of Directors. The Compensation Committee reviews and ratifies its charter on an annual basis, and the charter is available on the Company’s website at www.LocalFirstBank.com under the tab “About Us – Investor Relations – Governance Documents.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for i) identifying qualified individuals to become Board members, ii) determining the composition of the Board and its committees, and iii) developing and implementing the Company’s corporate governance guidelines. The Nominating and Corporate Governance Committee will consider shareholder nominees for Board membership. Any shareholder wishing to nominate a candidate for director must follow the procedures described in the section “Nominations For Director” above. The section below entitled “Corporate Governance Policies and Practices - Director Nomination Process” describes the process utilized by the Nominating and Corporate Governance Committee for identifying and evaluating candidates to be nominated as directors. The Nominating and Corporate Governance Committee reviews and ratifies its charter on an annual basis, and the charter is available on the Company’s website at www.LocalFirstBank.com under the tab “About Us – Investor Relations – Governance Documents.” Each of the current members of this committee is independent as defined by NASDAQ rules and the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee held three meetings during 2015.

Attendance

The Board of Directors held 14 meetings during 2015. All of the directors and nominees for re-election attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees described above on which they served during the period they were directors and members of such committees.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

The Company has developed, and operates under, corporate governance principles and practices that are designed to maximize long-term shareholder value, align the interests of the board and management with those of the Company’s shareholders, and promote the highest ethical conduct among the Company’s directors and employees. Highlights of the Company’s corporate governance policies, practices and procedures are described below.

Director Independence

The Board of Directors believes that a substantial majority of the board should consist of directors who are independent under rules set forth by NASDAQ and as defined in our Corporate Governance Guidelines. The Board of Directors makes an annual determination regarding the independence of each of the Company’s directors. The Board last made these determinations for each member of the board in March 2016, based on the review of director questionnaires designed to elicit information regarding independence. The Board has determined that eight of its nine current directors are independent as contemplated by NASDAQ and our Corporate Governance Guidelines. The individual who is not independent is Mr. Moore because he is a current employee of the Company. For 2015, Mr. Wicker was also considered to not be independent because of payments made by the Company to a family member in 2011 and 2012.

Annual Director Re-Election

Since the Company’s inception, its bylaws have required that directors must stand for re-election to the Board of Directors at each annual shareholders’ meeting. The Board of Directors believes that this policy makes it easier for shareholders to hold directors more directly accountable for corporate performance compared to the staggered-board structure in use at many public companies, which permits directors to hold their positions for several years.

Separation of the Offices of Chairman and Chief Executive Officer

The Board of Directors believes that one of its main purposes is to protect shareholders’ interests by providing independent oversight of management, including the Chief Executive Officer. Although not required by the Company’s bylaws, the Board of Directors has historically believed, and continues to believe, that this objective is facilitated by having an independent director serve as Chairman, thereby separating the offices of Chairman of the Board of Directors and Chief Executive Officer. The Chairman of the Board is responsible for approving meeting schedules and agendas, as well as acting as a liaison between the Chief Executive Officer and the independent directors.

The Board’s Role in Risk Oversight

The Board of Directors believes that each member in his or her fiduciary capacity has a responsibility to monitor and manage risks faced by the Company. At a minimum, this requires the members of our Board of Directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Company are monitored by the Board of Directors and the Audit Committee through its review of the Company’s compliance with regulations set forth by its regulatory authorities and recommendations contained in regulatory examinations.

Because we believe risk oversight is a responsibility for each member of the Board of Directors, we do not concentrate the Board’s responsibility for risk oversight in a single committee. Instead, each of our committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the Board of Directors on its findings. For example, the Audit Committee regularly monitors the Company’s exposure to fraud and internal control risk. Our Compensation Committee’s role in monitoring the risks related to our compensation structure is discussed in further detail below. See “Compensation Committee Report” on page 26.

Executive Sessions

The Board of Directors has adopted a resolution requiring that the independent directors of the Company meet at least twice a year in executive session with no non-independent directors or employees of the Company present. At these meetings, the independent directors discuss strategic or other key issues regarding the Company. Two of these executive sessions were held in 2015.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the individuals for nomination as members of the Board. The goal of the Nominating and Corporate Governance Committee is to create a Board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis. In evaluating current members and new candidates, the Nominating and Corporate Governance Committee considers the needs of the Board and the Company in light of the current mix of director skills and attributes. In addition to requiring that each director possess the highest integrity and character, the Nominating and Corporate Governance Committee’s evaluation of director candidates includes an assessment of issues and factors regarding an individual’s familiarity with the Company’s geographic market area, independence as defined by the various regulatory authorities, business experience, accounting and financial expertise, diversity, and awareness of the Company’s responsibilities to its customers, employees, regulatory bodies, and the communities in which it operates. The Nominating and Corporate Governance Committee also takes into consideration the Board’s established policies relating to the Board’s retirement policy and the ability of directors to devote adequate time to Board and committee matters. When the Nominating and Corporate Governance Committee is considering current Board members for nomination for re-election, the Committee also considers prior Board contributions and performance, as well as meeting attendance records.

The Nominating and Corporate Governance Committee does not have any formal guidelines regarding how it should consider diversity in identifying nominees for director. However, the Committee values the diversity on our current board and is generally cognizant of the benefits of a diverse board.

The Nominating and Corporate Governance Committee may seek the input of the other members of the Board and management in identifying and attracting director candidates that are consistent with the criteria outlined above. In addition, the Committee may use the services of consultants or a search firm, although it has not done so in the past. The Nominating and Corporate Governance Committee also will consider recommendations by Company shareholders of qualified director candidates for possible nomination to the Board. Shareholders may recommend qualified director candidates by writing to the Company’s Corporate Secretary at 300 SW Broad Street, Southern Pines, North Carolina 28387. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Nominating and Corporate Governance Committee may conduct interviews with the candidate and request additional information from the candidate. The Committee uses the same process for evaluating all nominees, including those recommended by shareholders.

In addition, the Company’s bylaws contain specific conditions under which persons may be nominated directly by shareholders as directors at an annual meeting of shareholders. The provisions include the condition that shareholders comply with the advance notice time-frame requirements described under the section entitled “Nominations for Director” above.

Stock Ownership Requirements

The Company’s Board of Directors has adopted a common stock ownership policy for members of the board. This policy requires that any candidate for the Board must either own, or commit to acquire, common stock of the Company with a monetary value at least equal to an established minimum. Prior to March 2016, the minimum value established by the policy was $50,000. In March 2016, the minimum was increased to $100,000. Newly elected directors have one year from the date of their election to acquire the necessary stock. Once the minimum ownership requirement is met, the Board member is deemed to have satisfied this requirement even if subsequent decreases in the Company’s stock price cause the value of the member’s holdings to fall below the minimum. All current directors are currently in compliance with the current policy except for Mr. Sloan, who complied with the previous policy of $50,000 and is expected to comply with the new policy within the next year. The Board believes that this stock ownership policy substantially enhances shareholder value by materially aligning the Board’s interests with those of the shareholders.

Mandatory Retirement

The Company’s bylaws state that no individual may be elected to, or may serve on, the Board of Directors any time after his or her 75th birthday, except that if a director is elected to the Board prior to his or her 75th birthday and reaches the age of 75 while serving as a director, such director’s term shall continue until the next annual meeting of shareholders, at which time the director shall retire. The bylaws allow for the Board to make exceptions to this limitation in connection with mergers or acquisitions. The bylaws also state that the foregoing provisions do not apply to any individual during the time such individual is serving as chief executive officer of the Company.

Communications with Directors

The Board of Directors believes that it is important that a direct and open line of communication exist between the Board and the shareholders and other interested parties. Any shareholder or other interested party who desires to contact one or more of the Company’s directors may send a letter to the following address:

First Bancorp Board of Directors

P.O. Box 417

Troy, North Carolina 27371

In addition, any shareholder or other interested party who has any concerns or complaints relating to accounting, internal controls or auditing matters may contact the Audit Committee by writing to the following address:

First Bancorp Audit Committee

P.O. Box 417

Troy, North Carolina 27371

All such communications will be forwarded to the appropriate party as soon as practicable without being screened.

Annual Meeting Policy

Directors are expected to attend the Company’s annual meeting of shareholders. All members of the 2015 Board attended the Company’s 2015 annual meeting of shareholders.

Cumulative Voting

The Company’s bylaws provide for the availability of “cumulative voting” in the election of directors. Under cumulative voting, each shareholder calculates the number of votes available to such shareholder by multiplying the number of votes to which his or her shares are normally entitled by the number of directors for whom the shareholder is entitled to vote. The shareholder can then cast the sum for a single candidate or can distribute it in any manner among any number of candidates. For example, if nine directors are to be elected, a shareholder who owns 1,000 shares will have 9,000 votes. This shareholder can cast all of these votes for one candidate, or 1,000 for nine candidates, or 3,000 for each of three candidates, or any other mathematically possible combination.

The purpose of cumulative voting is to preserve the right of minority shareholders, or a group of shareholders acting together, to obtain representation on the Board of Directors that is roughly proportional to their ownership interest in the corporation. The Company’s Board of Directors believes that the minority representation guaranteed by cumulative voting is an appropriate feature of corporate democracy and is not likely to cause harmful factionalism on the board.

Cumulative voting procedures will not be followed at the annual meeting unless a shareholder calls for cumulative voting as provided in the Company’s Articles of Incorporation, by announcing at the meeting before the voting for directors starts, his or her intention to vote cumulatively. See the third paragraph under “Proposal 1- Election of Directors” above for additional information regarding cumulative voting.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to the Company’s directors and employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Code includes guidelines relating to ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code of Ethics. The Code of Ethics is available on the Company’s website at www.LocalFirstBank.com under the tab “About Us – Investor Relations – Governance Documents.” Any amendments or waivers to the Code of Ethics will be disclosed in the same location on the Company’s website.

The nominees who receive the highest number of votes cast, up to the number of directors to be elected, shall be elected as directors. The Board of Directors recommends that shareholders vote “FOR” the proposal to elect the nine nominees as directors. Unless indicated to the contrary, proxies will be voted “FOR” the nine nominees listed above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss our compensation program as it pertains to our principal executive officer, our principal financial officer and our two other most highly compensated executive officers in 2015 (“NEOs”). As discussed below, the compensation policies relating to our current Chief Executive Officer, who joined our company in June 2012, are discussed separately in cases where they differ materially from those for our other three named executive officers (“Other NEOs”). Our discussion focuses on compensation and practices relating to 2015, our most recently completed fiscal year.

Structure and Role of the Compensation Committee

The Compensation Committee of our Board of Directors consists entirely of independent directors. It operates under a written charter that the board has adopted.

The Compensation Committee is primarily responsible for the following:

•	reviewing the Company’s overall compensation practices as they relate to the Company’s risks;
•	reviewing the performance of our chief executive officer, or CEO;
•	determining, or recommending to the board for its determination, the CEO’s compensation, including salary, bonus, incentive and equity compensation;
•	reviewing and approving the CEO’s recommendations about the compensation of our other executive officers;
•	recommending to the board the performance targets for our annual incentive bonus plan;
•	periodically reviewing our equity-based and other incentive plans and recommending any revisions to the board;
•	recommending to the board any discretionary 401(k) contributions;
•	recommending director compensation to the board;
•	approving any equity compensation grants;
•	approving employment or other agreements with the Company’s executive officers; and
•	reviewing the Company’s compliance with legal and regulatory requirements related to compensation arrangements or practices.

Compensation Philosophy and Objectives

The objectives of our executive compensation programs are:

•	fairly compensating executives for their efforts;
•	attracting and retaining quality executive leadership;
•	rewarding the achievement of annual corporate performance targets; and
•	aligning officers’ long-term interests with those of our shareholders.

Our compensation program seeks to reward our executives’ contributions to corporate performance, including contributions of leadership, effort, creative ideas, industry and operational knowledge, and ethical behavior, all in pursuit of increasing shareholder value. The committee’s general philosophy is that we should compensate our executive officers at approximately the same average level as corresponding officers at similarly situated peer financial service companies. While that is our general philosophy, we may position a base salary in the upper quartile of the market due to experience, performance, or competitive situations. Also, we provide incentives that may result in compensation reaching the upper quartile of the market when performance exceeds targets.

Because the Compensation Committee bases its compensation decisions on the objectives and philosophy described above, it does not take into account an individual’s net worth or the wealth the individual has accumulated from prior compensation.

Competitive Positioning

Periodically, the Compensation Committee engages outside compensation consultants to evaluate whether our compensation practices are consistent with meeting our objectives. In these engagements, the Compensation Committee has instructed the outside consultant to compare our compensation practices and compensation levels to those of a peer group of similarly situated financial service companies. The consultant then provides the Compensation Committee with analysis and recommendations.

In November 2013, the Compensation Committee met with Blanchard Consulting Group, who had been engaged by the Committee to review and advise the Committee on executive compensation matters. At this meeting, Blanchard Consulting Group presented the Committee with its findings, which it based on a study of 2012 data (the most recent data then available).

The Blanchard Consulting Group analysis compared the compensation of our NEOs to a representative sample of 23 publicly traded financial institutions that were comparable to the Company in either location and asset size or in performance measures. This peer group consisted of the following companies:

• Ameris Bancorp	• Renasant Corporation
• BNC Bancorp	• Republic Bancorp
• Capital City Bank Group, Inc.	• SCBT Financial Corporation
• Cardinal Financial Corporation	• Seacoast Banking Corp. of Florida
• Carter Bank & Trust	• State Bank Financial Corporation
• CenterState Banks, Inc.	• StellarOne Corporation
• City Holding Company	• S.Y. Bancorp, Inc.
• CommunityOne Bancorp	• TowneBank
• Community Trust Bancorp, Inc.	• Union First Market Bankshares Corp.
• Fidelity Southern Corporation	• VantageSouth Bancshares, Inc.
• First Community Bancshares, Inc.	• Virginia Commerce Bancorp, Inc.
• Hampton Roads Bancshares, Inc.

The results of the analysis were considered by the Compensation Committee in determining the appropriate components and amounts of executive compensation, as described below.

Executive Compensation Program Overview

The five primary components of our executive compensation program are:

•	Base salary
•	Annual cash incentives
•	Equity grants
•	Benefits
•	Post-termination compensation

In the information that follows, we discuss the compensation of our Chief Executive Officer and then we discuss the compensation of our Other NEOs.

Compensation of Richard H. Moore, Chief Executive Officer

Base Salary – When Mr. Moore entered into an employment agreement with the Company in August 2012 after joining the Company in June 2012, his initial annual base salary was set at $475,000. His base salary remained at that same amount for 2013. In 2014, the Compensation Committee increased his base salary to $525,000 based on the Committee’s review of the Company’s performance since Mr. Moore joined the Company and the results of a November 2013 Blanchard Consulting Group peer study (discussed above) that indicated Mr. Moore’s base salary and total compensation were below that of the peer group. Following the increase in Mr. Moore’s base salary for 2014, the Compensation Committee believed that it remained appropriate for 2015, and thus Mr. Moore’s base salary was $525,000 for 2015.

Performance Incentive Plan – Mr. Moore’s employment agreement states that he has the opportunity to earn an annual bonus with a value of between $150,000 and $600,000 based on the Company’s attainment of an annual earnings goal established by the Compensation Committee for that year. According to the employment agreement, the bonus earned is to be paid 50% in cash and 50% in restricted stock, with the stock vesting in one-third increments at each of the following three year ends. If the actual earnings for a year are at the “Threshold” level, Mr. Moore will earn a bonus with a value of $150,000; if they are at the “Target” level, he will earn a bonus with a value of $300,000; and if they are at the “Maximum” level, he will earn a bonus with a value of $600,000. The amount payable where performance is greater than Threshold but less than Target or greater than Target but less than Maximum are to be determined on the basis of straight line interpolation between points. The payment of the bonus is conditioned on the Company having achieved a satisfactory regulatory review as of such date as determined by the Board of Directors. Any bonuses granted in accordance with this plan are subject to clawback provisions that allow the Company to recoup amounts paid under the plan if the Company is required to restate its financial statements within three years of the payment. The amount of the clawback is computed by calculating the difference in the award payment based on the restated financial statement amounts compared to the originally stated amounts that were used to calculate the award.

As noted above, the bonus under Mr. Moore’s employment agreement is based on the Company’s attainment of an earnings goal. The earnings goal for 2015 was defined by the Compensation Committee as the Company’s earnings per common basic share as computed under generally accepted accounting principles. For 2015, the Compensation Committee established a Target earnings per share goal of $1.45, which was the same as the Company’s corporate budget for 2015. The Threshold goal of $1.23 was set at 85% of the Target goal and the Maximum goal of $2.18 earnings per share was set at 150% of the Target earnings per share goal.

At a meeting held on February 23, 2016, the Compensation Committee reviewed the Company’s actual earnings per common basic share for 2015, which amounted to $1.34. Accordingly, Mr. Moore’s performance was determined to be at 75.0% of the Target goal and his bonus was computed to be $225,000. Additionally, in light of an assessment of his performance and in recognition of the Company’s achievement of other goals, the Compensation Committee elected to increase Mr. Moore’s bonus by $100,000 to $325,000. In accordance with the terms described above, he was paid 50% of that amount in cash, which amounted to $162,500, and he was granted 8,745 shares of restricted common stock, with a value of $162,500, which will vest in equal one-third increments on December 31, 2016, December 31, 2017 and December 31, 2018.

Long-Term Incentive Compensation – Upon the execution of his employment agreement in August 2012, Mr. Moore was granted 40,000 shares of restricted stock of the Company. The 40,000 shares would have vested on December 31, 2015 if the Company had achieved a specified earnings goal in 2015. The earnings goal set was defined by the Compensation Committee as an earnings per share goal that was to be measured in a manner consistent with generally accepted accounting principles, except that it excluded certain items of income and expense that are volatile, unpredictable and generally relate to actions taken by the Company that occurred prior to Mr. Moore’s employment and are almost entirely out of his control. Accordingly, loan discount accretion related to two-failed bank transactions, provisions for loan losses, securities gains/losses, foreclosed property write-downs, indemnification asset income/expense and other gains/losses are examples of items that the Compensation Committee believed should be excluded from the measurement (as well as the related tax impact). The 2015 earnings goal, computed as just described, was set by the Compensation Committee for the vesting of the options at a level that the Committee estimated would be a 50% improvement from the Company’s approximate level of performance at the time the award was granted. At a Compensation Committee meeting held on February 23, 2016, the Committee determined that the Company’s earnings for 2015 fell below the targeted goal for the stock to vest. Accordingly, the shares did not vest and were forfeited.

As discussed in the section “Equity Grants” below, in February 2015, Mr. Moore, along with ten other officers of the Company, was granted shares of restricted common stock in an effort to promote share ownership and management retention. The terms of the grants called for the shares to vest in one-third increments on December 31, 2015, December 31, 2016 and December 31, 2017.

In addition to the financial terms discussed above, other provisions of Mr. Moore’s employment agreement, as originally executed, included the following terms (see the “Changes for 2016” section below for terms that will be modified by amendment in 2016):

•	One year term, automatically renews unless either party gives written notice of non-renewal.
•	Mr. Moore is entitled to participate in Company benefit plans made available to other employees – see discussion of these benefits in the “Other NEO” compensation discussion below.
•	Reimbursement of the costs of participation in the North Carolina State Health Plan.
•	Upon termination upon the occurrence of certain adverse conditions for Mr. Moore within twelve months of a change in control, Mr. Moore would be entitled to two times his base salary, continuation of health insurance reimbursements for twelve months, and his long term incentive compensation awards vest in full.
•	In the event Mr. Moore is terminated by the Company without cause, Mr. Moore’s long term incentive compensation awards vest in full.
•	For twelve months following termination of employment, Mr. Moore is subject to non-competition and non-solicitation obligations.

Any Long-Term Incentive Compensation awards realized by Mr. Moore are expected to be under the Company’s 2014 Equity Plan, which has clawback provisions – see discussion under “Equity Grants” below.

Changes for 2016

At its February 2016 meeting, the Compensation Committee determined that Mr. Moore’s base salary would remain at $525,000 for 2016. Based on the results of a November 2013 Blanchard Consulting Group peer study (discussed above), the Committee concluded that his current salary remains appropriate.

In March 2016, based on a review of current market terms with a compensation consultant, the Compensation Committee and Mr. Moore reached an agreement in principle to amend his employment agreement to change the following:

•	The change in control multiple was changed from two times to 2.99 times.
•	The term for the non-competition and non-solicitation obligations following termination of employment was changed from twelve months to six months.

Additionally, Mr. Moore’s employment agreement will be amended to change the performance criteria for the Performance Incentive Plan from being a single goal, based solely on earnings, to being multiple goals that are consistent with those set under the Annual Incentive Plan that is applicable to the Other NEOs.

Except as otherwise described, the following section discusses the compensation of our Other NEOs.

1.	Base Salary

We pay each officer a base salary because it provides a minimum level of compensation and is necessary for recruitment and retention. The Compensation Committee intends that our Other NEOs’ base salaries will provide them with a competitive baseline level of compensation based on their individual experience, performance and scope of responsibility. An important aspect of base salary is the ability of the Compensation Committee, the board and the CEO (in the case of other officers’ salaries) to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities.

Base salary levels are also important because we generally tie incentive and long-term compensation to an officer’s base salary. For example, awards under our annual bonus plan, the Annual Incentive Plan, are denominated as a percentage of base salary.

The results of the Blanchard study discussed above indicated that, except for the Chief Credit Officer position, base salaries for our Other NEOs were at or near the peer average. The study indicated that the peer average for base salary for the Chief Credit Officer position was significantly higher than the salary of Edward F. Soccorso, who fulfilled many of those same roles for the Company as the Co-Chief Credit Officer (his position at the time). Based on their review of the Blanchard study at a meeting held on February 24, 2015 and an assessment of the responsibilities and performance of our Other NEOs, the Compensation Committee determined that the base salary of our Other NEOs would remain the same as the annual salary they were earning at the end of 2014, as follows:

Named Executive Officer	Annual Salary at December 31, 2014 ($)	Salary for 2015 ($)
Michael G. Mayer	400,000	400,000
Edward F. Soccorso	325,000	325,000
Eric P. Credle	325,000	325,000

At a Compensation Committee meeting held on February 23, 2016, the Committee determined that the base salary for each of the NEO’s continued to be appropriate and would remain unchanged in 2016, except that Mr. Mayer’s salary was adjusted to $425,000 as a result of an assessment of his performance and in recognition of his promotion as the Company’s President.

2.	Annual Incentive

The Compensation Committee designed our Annual Incentive Plan to provide our Other NEOs with the opportunity to earn an annual cash and/or stock bonus of 40% to 50% of their base salary if we achieved targeted levels of financial performance, with the opportunity for each officer to earn up to twice the target percentage if certain goals were met. The Committee and the board believe that a meaningful, but not overwhelming, amount of each of our Other NEO’s annual direct compensation should be tied to achieving corporate performance targets. The Committee believes this structure reflects a proper balance of direct compensation that provides our officers with a baseline level of financial stability (in the form of base salary), while also providing an appropriate incentive for achieving annual targets that drive our corporate performance. Amounts of annual incentive earned were included in the Blanchard Consulting Group analysis described above, which the Committee considers in determining the appropriateness of amounts of annual incentive awards that are able to be earned by our NEOs.

Our Annual Incentive Plan pays cash and/or stock bonuses within the first 75 days of each year based on corporate performance in the preceding fiscal year. Each participant’s total possible bonus is based on a target bonus percentage set for each participant. The plan uses multiple performance measures to determine the amount of each participant’s total bonus. The Committee assigns a weight to each performance measure, with the sum of the weights equal to 100%. The weight is the percentage of each participant’s total bonus that will be based on that particular performance measure. The Committee also sets threshold, target and maximum performance levels for each measure. If we do not achieve the threshold performance level, participants earn no bonus for that measure. Participants earn 50% of their target bonus for the measure if we meet the threshold level, 100% if we meet the target level and 200% if we achieve the maximum level. Bonuses are directly proportional to performance between any of these set points. Thus, an officer’s bonus amount could range from 0% to 200% of the officer’s target bonus percentage under the terms of the plan.

The Compensation Committee approved a new annual incentive plan in February 2015, which did not contain significant changes from the prior annual incentive plan in place. However the new plan includes clawback provisions that allow the Company to recoup amounts paid to certain employees under the plan if the Company is required to restate its financial statements. The amount of the clawback is computed by calculating the difference in the award payment based on the restated financial statement amounts compared to the originally stated amounts that were used to calculate the award. The employees subject to the clawback provision are to be notified in writing that this provision applies to them. Each of our Other NEOs have been notified that this provision applies to them.

Prior to 2010, the Compensation Committee recommended, and the board approved, the target bonuses in the table below for our Other NEOs. In order to determine each officer’s cash bonus, the percentage listed below is multiplied by the officer’s base salary, which is then multiplied by the sum of the performance percentages earned that are described above. Based on the challenging economic conditions facing the banking industry and the Company’s lower levels of expected profitability in recent years, for each of the years 2010 - 2013, the Compensation Committee decided that every participant’s target bonus percentage would be reduced by two-thirds of its established level. For 2014, as a result of increased profitability and a recovering economy, the percentage was only reduced by one-third of its established level, which the Committee determined would also be appropriate for 2015. Accordingly, each Other NEO’s target bonus was reduced as reflected in the table below.

Named Executive Officer	Target Bonus Percentage – Initial	Target Bonus Percentage – After 2015 Reduction
Michael G. Mayer	50%	33.3%
Edward F. Soccorso	40%	26.7%
Eric P. Credle	40%	26.7%

The following table shows the thresholds, targets, maximums, and weightings for each performance goal that the Committee approved for 2015 for the Company’s officers (other than those classified as regional, line of business, or branch officers) and the performance percentages that resulted from the actual results:

	Measurement	Threshold	Target	Maximum	Weight	Actual for 2015	Performance Percentage
1	Earnings Per Share - Basic	$1.23	$1.45	$2.18	55%	$1.34	41%
2	Loan Growth (non-covered)	4.34%	5.10%	7.65%	15%	6.25%	22%
3	Core Deposit Growth	3.49%	4.10%	6.15%	15%	12.56%	30%
4	Companywide Referral Goals	7,398	8,704	13,056	15%	9,135	17%
					100%		110%

We selected each of the above goals for our executive officer compensation because we selected those same types of goals for our branch employees and we desired to have the interests of our executive officers aligned as much as possible with our employees in the field. The following includes some of the specific reasons we selected each goal:

1)	Earnings Per Share – Basic – A direct profitability measure.
2)	Loan Growth (non-covered) – Impacts the profitability of the Company.
3)	Core Deposit Growth – Funds future growth and impacts the profitability of the Company.
4)	Companywide Referral Goals – This relates to the total amount of referrals made by branch employees to our mortgage, wealth management and insurance divisions. Referrals of existing customers to other divisions of the Company impacts profitability and diversifies the Company’s revenue stream.

The term “non-covered” means that we exclude from the calculation assets assumed in two failed-bank acquisitions that are covered by loss-share agreements with the FDIC. We believed it was appropriate to exclude those assets from the measurement criteria due to their unique characteristics.

In addition to the goals noted above, the Compensation Committee also set two triggers that the Company had to meet for any of the above-described bonuses to be paid. In other words, if the Company did not achieve both triggers, no bonuses would be paid to our Other NEOs no matter what the results were for the four goals noted above. The two triggers were:

•	The Compensation Committee’s determination that the results of the annual safety and soundness exam performed by regulatory authorities were satisfactory.
•	The Company’s earnings per share must exceed $0.96, which was approximately two-thirds of the budgeted goal.

As shown above, the total payout percentage according to the terms of the Annual Incentive Plan was 110% and the Compensation Committee determined that the two triggers noted above were achieved.

Accordingly, the following table illustrates how each Other NEO’s incentive bonus for 2015 was calculated. These payments were made in March 2016.

Named Executive Officer	(A) 2015 Salary ($)	(B) Target Bonus Percentage – Reduced (1)	(C) Performance Percentage	(A times B times C) Value of Incentive Plan Compensation ($)
Michael G. Mayer (2)	400,000	33.3%	110%	146,768
Edward F. Soccorso (2)	325,000	26.7%	110%	95,399
Eric P. Credle (2)	325,000	26.7%	110%	95,399

(1)	As previously discussed, due to challenges facing the banking industry and the Company’s lower levels of expected profitability in recent years, the Compensation Committee decided that every officer’s target bonus percentage would be reduced below its established level. For 2015, the Committee reduced each officer’s target bonus percentage by one-third.
(2)	At the Compensation Committee meeting held on February 24, 2015, the Committee determined that 11 senior members of the Company’s management team, including Mr. Mayer, Mr. Soccorso and Mr. Credle, would receive 50% of their bonus in cash and the other 50% in shares of restricted stock instead of the previous practice of paying the bonus in all cash. The Committee determined that the stock would vest in one-third increments at December 31, 2016, December 31, 2017 and December 31, 2018. This determination was made in order to promote retention and share ownership among members of senior management. As a result, on February 23, 2016, Mr. Mayer was granted 3,949 shares of stock with a value of $73,384, and Mr. Soccorso and Mr. Credle were each granted 2,567 shares of stock with a value of $47,700 representing the 50% stock component. Additionally in March 2016, Mr. Mayer was paid $73,384 in cash and Mr. Soccorso and Mr. Credle were each paid cash of $47,699 representing the 50% cash component.

In addition to the amount shown above, the Compensation Committee granted Mr. Mayer a discretionary bonus of $18,000 in recognition of 2015 performance, which was paid in the same mix of cash and stock and subject to the same terms as the incentive discussed above.

For 2016, the Compensation Committee determined that the target bonus percentage for each officer participating in the Annual Incentive Plan, including each of our Other NEOs, would again be reduced by one-third of the original percentage. Additionally, the Compensation Committee determined that participants would earn 150% of their target bonus for achieving the maximum level for each goal, which is a change from the 200% previously earned for achieving the maximum level.

3.	Equity Grants

As previously discussed, during 2016 we made equity grants to Mr. Moore, Mr. Soccorso and Mr. Credle related to performance for 2015.

Additionally, in 2015, in consultation with a compensation consultant and in an effort to promote share ownership and management retention, the Compensation Committee granted shares of restricted common stock to 11 officers, including each of our NEOs, equal to either 15% or 20% of their base salary, with each of our NEOs being at the 20% level. The Committee determined those percentages based on the recommendation of the compensation consultant, who stated that the percentages were reflective of industry norms. The shares vest in one-third increments on December 31, 2015, December 31, 2016 and December 31, 2017. The following are the number of shares that were granted on February 24, 2015 to the Company NEOs, with the shares granted having a value equal to 20% of the NEO’s annual base salary:

Mr. Moore – 6,115 shares

Mr. Mayer – 4,659 shares

Mr. Soccorso – 3,785 shares

Mr. Credle – 3,785 shares

While it is anticipated that similar grants may be made in future years, no similar grants have been made thus far in 2016. Depending on the Company’s performance during 2016, similar grants may be made later in the year.

All equity grants currently made, including the grants just described, are under the Company’s 2014 Equity Plan. That plan has standard clawback provisions that provide that any compensation paid pursuant to the plan which is subject to recovery under any law, government regulation or stock exchange listing requirement, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations of that Act, will be subject to such deductions, recovery and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement. Participants shall, upon written demand by the Company, promptly repay any such compensation or take such other action as the Company may require for compliance with these provisions.

4.	Benefits

We provide a competitive benefits program for our NEOs, including our CEO. We provide these benefits in order to retain and attract an appropriate caliber of talent and recognize that other companies with which we compete for talent provide similar benefits to their executive officers.

The following table lists our current benefit programs and shows, for each, the employees eligible for each benefit:

Benefit Plan	Named Executive Officers	Certain Managers and Individual Contributors	All Full-Time Employees
Supplemental Executive Retirement Plan	(1)	X
Perquisites	X	X	(5)
401(k) Plan	X	X	X
Defined Benefit Pension Plan	(2)	(2)	(2)
Health Insurance	X	X	X
Life Insurance (3)	X	X	X
Bank-Owned Life Insurance (4)	(4)	(4)
Disability Insurance	X	X	X

(1)	Mr. Credle is a participant in the Supplemental Executive Retirement Plan. Due to their hire date, the other NEOs are not participants in the plan. As discussed below, we froze the benefits of this plan as of December 31, 2012 for all participants.

(2)	Our defined benefit pension plan covers all full-time employees hired on or before June 11, 2009. This plan was frozen as of December 31, 2012 for all participants, which means that no further benefits will be earned by participants. As discussed below, we also froze the benefits of our Supplemental Executive Retirement Plan as of that same date.

(3)	The Company provides life insurance for each of its employees amounting to two times the employee’s salary, subject to a cap of $300,000.

(4)	The Company has purchased single-premium bank-owned life insurance policies that insure the lives of approximately 60 officers of the Company. For participating employees, life insurance benefits are two times the employee’s salary with no cap. In the event of death while employed by the Company, all proceeds from the life insurance that exceed two times the employee’s salary are payable to the Company.

(5)	All employees are eligible to participate in the Company’s loan discount program, which is described in the “Perquisites” section below.

Supplemental Executive Retirement Plan

We sponsor a supplemental executive retirement plan, or SERP, for the benefit of certain members of our senior management, including Mr. Credle. Due to their hire dates, the other NEOs are not participants in the SERP. The purpose of the SERP is to provide additional monthly pension benefits to ensure that each participant will receive lifetime pension benefits beyond the amounts that we can pay under our qualified pension plan. The SERP generally provides participants with an annual benefit at retirement equal to 3% of final average compensation multiplied by years of service, up to a maximum of 60% of final average compensation. The amount of a participant’s SERP benefit is reduced by (1) the amount payable under our qualified pension plan, and (2) 50% of the participant’s primary Social Security benefit.

We set the benefits payable under the SERP in 1993 at the inception of the plan, in consultation with an employee benefits consultant who assisted us with plan design. At that time, the employee benefits consultant provided peer information and gave his expert opinion that the benefits payable under this plan were reasonable and would further our objectives of attracting and retaining senior management executives.

During 2012, we decided that we wanted to offer a uniform set of retirement benefits that would be applicable to all employees and not just those that were hired after June 11, 2009 or those that had achieved a certain level within the Company. Accordingly, effective December 31, 2012, in addition to freezing the qualified defined benefit pension plan (as noted above), we also froze our SERP, which means that the participants of that plan will not earn future benefits under the plan.

Perquisites

We provide only very limited perquisites. During 2015, the only perquisites provided to any of the NEOs were as follows:

•	We paid country club dues amounting to $10,625 for Mr. Mayer. Mr. Mayer used the country club exclusively for business purposes.
•	We paid civic club dues amounting to $580 on behalf of Mr. Credle.

5.	Post-Termination Compensation

Accelerated Vesting

Our current equity plan and the SERP have change in control provisions that automatically vest all participants in the benefits of each plan in the event of a change in the control of our Company. We believe that other companies with which we compete for executive talent provide a similar acceleration benefit, and that these provisions therefore assist us in attracting and retaining talent.

Employment Agreements

We have employment agreements with each of our Other NEOs. The employment agreement with our CEO has been previously described. See “Compensation of Richard H. Moore, Chief Executive Officer” above.

As of December 31, 2015, our Other NEOs each had employment agreements with one year terms that renew annually unless either party gives written notice of non-renewal. Each of these agreements provides for the payment of certain severance benefits to the officer upon termination of employment in certain circumstances, including following a change in the control of our company. For more information about these benefits, see the section below captioned “Executive Compensation – Potential Payments Upon Termination.” Each agreement also contains non-competition and confidentiality covenants that protect our company if the officer leaves.

The objectives of the Other NEO employment agreements were as follows:

•	The non-competition covenant protects us by preventing an officer from leaving our company and immediately joining a competitor, which could result in the officer taking business away from us.
•	The confidentiality covenant protects us by preventing an officer from disclosing trade secrets or confidential information regarding our company or our customers for two years after the officer leaves his or her employment with the Company.
•	The change-in-control severance payment provision benefits us by minimizing the uncertainty and distraction caused by the current climate of bank acquisitions, and by allowing our executive officers to focus on performance by providing transition assistance in the event of a change in control.

The Compensation Committee and the board believe the amount of the severance benefits potentially payable to each NEO under these agreements is reasonable and consistent with industry standards.

The above discussion describes the five primary components of our executive compensation program. The following section describes other guidelines and procedures affecting executive compensation.

Other Guidelines and Procedures Affecting Executive Compensation

Stock Option Grants

When we approve a stock option grant, we set a date in the future as the measurement date for the exercise price of the stock option. We do not “back-date” stock option grants. We do not have a policy or practice of making stock option grants during periods in which there is material non-public information about our Company.

Tax Considerations

It has been and continues to be our intent that all incentive payments be deductible unless maintaining deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. At this time, essentially all compensation we have paid to the NEOs is deductible under the federal tax code, except for income realized from exercise of incentive stock options by some NEOs.

Share Ownership Guidelines for Named Executive Officers

Until February 2015, we encouraged, but did not require, our NEOs to own shares of our common stock. At a Compensation Committee meeting held on February 24, 2015, the Committee adopted a Stock Ownership and Retention Policy. This policy requires the CEO to own shares of common stock of the Company with a value of at least two times his or her annual base salary and for all Other NEOs to own Company stock with a value equal to their base salary. NEOs who have not met the ownership requirements within five years of being subject to the policy (i.e. becoming a NEO) are subject to restrictions on future stock sales until they are in compliance with the policy.

Consideration of Prior-Year Shareholder Advisory Vote

At the 2015 annual meeting of shareholders, on the proposal approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in the proxy statement for that annual meeting, 98 percent of the votes cast were cast in favor of the proposal. The Compensation Committee considered this high level of support as providing confirmation that the shareholders support our compensation policies and decisions for our named executive officers, and determined that its approach to the 2016 compensation policies and decisions would remain generally consistent with the approach in 2015.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on its review and discussion, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s annual report on Form 10-K for filing with the SEC.

The Compensation Committee has conducted a risk-based assessment of the Company’s compensation plans, policies and practices to determine whether such plans, policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. Based on this assessment, the Committee has concluded that the Company’s compensation plans, policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. As part of its assessment, the Compensation Committee evaluated the Company’s compensation plans and programs to determine their propensity to cause undue risk taking by employees, including senior executive officers, relative to the level of risk associated with the Company’s business model and operations. The Committee believes that the Company does not use highly leveraged short-term incentives that encourage high risk behavior at the expense or to the detriment of long-term value, or which are reasonably likely to create a material adverse effect. The Committee completed its assessment in 2016 as part of its obligation to oversee the compensation risk assessment process for the Company.

Submitted by the Compensation Committee of the Company’s Board of Directors.

Daniel Blue, Jr.	O. Temple Sloan, III
Mary Clara Capel - Chairman	Frederick L. Taylor, II
James C. Crawford, III	Virginia C. Thomasson
Thomas F. Phillips	Dennis A. Wicker

Summary Compensation Table

The following table shows the compensation we paid in each of the last three fiscal years to the NEOs.

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compens- ation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
Richard H. Moore	2015	525,000	100,000 (2)	217,500 (3)	112,500	—	30,476	985,476
President and Chief	2014	525,000	—	145,935	145,935	—	24,420	841,290
Executive Officer	2013	475,000	150,000	278,225	—	—	20,407	923,632

Michael G. Mayer (1)	2015	400,000	18,000 (2)	153,384 (3)	73,384	—	23,746	668,514
President of First Bank	2014	325,614	—	—	75,514	—	19,775	420,903

Edward F. Soccorso	2015	325,000	—	112,700 (3)	47,699	—	12,728	498,127
Executive Vice President and	2014	325,000	20,000	29,451	29,451	—	10,753	414,655
Chief Strategy Officer	2013	195,000	20,000	—	12,448	—	5,942	233,390

Eric P. Credle	2015	325,000	—	112,700 (3)	47,699	20,000	13,468	518,867
Executive Vice President	2014	316,250	20,000	29,451	29,451	100,000	11,574	506,726
and Chief Financial Officer	2013	283,868	—	—	36,241	—	11,658	331,767

Notes:

(1)	Mr. Mayer’s employment with the Company began in March 2014.

(2)	Discretionary bonuses of $100,000 for Mr. Moore and $18,000 for Mr. Mayer were granted in recognition of performance and achievement of Company goals related to 2015. Each of these discretionary bonuses were paid in 50% cash and 50% stock, with the stock vesting in equal increments on December 31, 2016, 2017 and 2018.

(3)	The stock awards for 2015 relate to the following:

o	50% of the annual incentive award earned by each NEO. See the sections of the Compensation and Discussion Analysis above entitled “Performance Incentive Plan” for Mr. Moore and “Annual Incentive” for the Other NEOs.
o	Ownership and retention-based stock grants made in February 24, 2015 equal to 20% of each NEO’s annual base salary. See the section of the Compensation and Discussion Analysis above entitled “Equity Grants”

(4)	All amounts in this column were paid pursuant to the Performance Incentive Plan for Mr. Moore and the Annual Incentive Plan for the Other NEOs. See the Compensation and Discussion Analysis above for further discussion.

(5)	The amounts in this column reflect the annual change in the total actuarial net present value of the NEOs’ accrued benefits under our pension plan and SERP. In 2013, the pension value for Mr. Credle declined by $82,000 due to changes in actuarial assumptions. Mr. Moore, Mr. Mayer and Mr. Soccorso do not participate in these plans.

(6)	The following table shows the components of “All Other Compensation.”

All Other Compensation
Name	Year	Defined Contribution Plan ($)	Club/Civic Dues ($)	Dividends on Restricted Stock (1) ($)	Life Insurance (2) ($)	Total ($)

Richard H. Moore	2015	9,994	—	19,156	1,326	30,476
	2014	10,375	—	12,800	1,245	24,420
	2013	7,125	—	12,800	482	20,407

Michael G. Mayer	2015	10,600	10,625	1,491	1,030	23,746
	2014	10,400	9,375	—	—	19,775

Edward F. Soccorso	2015	10,600	—	1,760	368	12,728
	2014	10,400	—	—	353	10,753
	2013	5,850	—	—	92	5,942

Eric P. Credle	2015	10,600	580	1,760	528	13,468
	2014	10,400	580	100	494	11,574
	2013	10,200	580	478	400	11,658

(1)	The amounts in this column represent the amount of cash dividends earned on shares of unvested, restricted stock.
(2)	The amounts in the column represent the benefit associated with the life insurance provided by the bank-owned life insurance policies discussed in “Perquisites” in the Compensation Discussion and Analysis section above.

We have entered into employment agreements with 12 of our officers, including each of the NEOs. Each employment agreement provides for post-termination benefits that we must pay in certain circumstances. See “Potential Payments Upon Termination” below for more information about these potential benefits, and about the non-competition and confidentiality covenants contained in the agreements.

Grants of Plan-Based Awards

The amounts shown in the table below relate to 1) the range of possible non-equity and equity payouts in 2016 for 2015 performance under the Performance Incentive Plan for Mr. Moore and the Annual Incentive Plan for Other NEOs, and 2) grants of stock made on February 24, 2015 to promote share ownership and management retention.

Under both incentive plans, we pay cash bonuses within the first 75 days following year end based on corporate performance in the preceding fiscal year. According to the Performance Incentive Plan, Mr. Moore’s bonus is payable in an equal mix of cash and restricted stock, while payments under the Annual Incentive Plan can be paid in cash or restricted stock or a mix of the two. In February 2015, the Compensation Committee determined that 11 members of senior management, including each NEO, would be paid their award in a mix of 50% cash and 50% restricted stock.

	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
(a)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)

Richard H. Moore	75,000	150,000	300,000	4,037	8,073	16,146	6,115	105,973

Michael G. Mayer	33,333	66,667	133,333	1,794	3,588	7,176	4,659	80,740

Edward F. Soccorso	21,667	43,333	86,667	1,166	2,332	4,665	3,785	65,594

Eric P. Credle	21,667	43,333	86,667	1,166	2,332	4,665	3,785	65,594

Notes:

(1)	These amounts represent ranges of the possible performance-based cash bonuses that could have been paid in 2016 based on 2015 performance pursuant to the Performance Incentive Plan for Mr. Moore and the Annual Incentive Plan for the Other NEOs. See beginning on page 16 for a discussion regarding the range of these potential payouts and the actual payout for Mr. Moore under his Performance Incentive Plan, and see beginning on page 18 for a discussion regarding the range of potential payouts for the Other NEOs and their actual payouts under the Annual Incentive Plan.

(2)	These amounts represent ranges of the possible performance-based equity grants that could have been made in 2016 based on 2015 performance pursuant to the Performance Incentive Plan for Mr. Moore and the Annual Incentive Plan for the Other NEOs who were due to receive their payouts in a mix of cash and restricted stock. The number of shares shown is computed by dividing the value of the equity payout, which is the same as the value of the cash payout, by the closing price of the Company’s stock price on February 23, 2016, the date the grant was made. See beginning on page 16 for a discussion regarding the range of these potential payouts and the actual payout for Mr. Moore under his Performance Incentive Plan, and see beginning on page 18 for a discussion regarding the range of potential payouts for the Other NEOs and their actual payouts under the Annual Incentive Plan.

(3)	The amounts in this column reflect the shares of the Company’s common stock that were granted to each NEO on February 24, 2015 in order to promote share ownership and management retention. See beginning on page 21 for additional discussion regarding these grants.

(4)	These amounts represent the value of the grants in column (i) based on the value of the Company’s common stock on the date of the grant of $17.33 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the equity awards our NEOs held as of the end of 2015.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Richard H. Moore	2/11/2014 (1)							5,219	97,804
	2/24/2015 (2)							5,686	106,556
	2/24/2015 (3)					4,076	76,384

Michael G. Mayer	2/24/2015 (3)					3,106	58,206

Edward F. Soccorso	2/24/2015 (2)							1,143	21,420
	2/24/2015 (3)					2,523	47,281

Eric P. Credle	6/17/2008	6,270		16.53	6/17/2018
	2/24/2015 (2)							1,143	21,420
	2/24/2015 (3)					2,523	47,281

Notes:

(1)	This award relates to a grant of 15,657 shares made to Mr. Moore related to 2013 performance. One-third of these shares vested immediately, with the remaining two-thirds vesting in equal increments on January 1, 2015 and January 1, 2016. Thus, the shares on this row represent one-third of the original award and became fully vested on January 1, 2016.

(2)	These amounts relate to awards for 2014 performance. Mr. Moore was granted a total of 8,529 shares and Mr. Soccorso and Mr. Credle were each granted a total of 1,715 shares. The terms for these awards called for vesting to occur in equal one-third increments on December 31, 2015, 2016 and 2017. Thus, one-third of the total award vested on December 31, 2015, and the amounts in these rows will vest in equal increments on December 31, 2016 and 2017.

(3)	These amounts relate to grants made to promote share ownership and management retention. As previously discussed, each NEO was granted stock with a value of 20% of their annual base salary which resulted in the following grants: Mr. Moore – 8,529 shares, Mr. Mayer – 4,659 shares, and Mr. Soccorso and Mr. Credle each – 3,785 shares. The terms for these awards called for vesting to occur in equal one-third increments on December 31, 2015, 2016 and 2017. Thus, one-third of the total award vested on December 31, 2015, and the amounts in these rows will vest in equal increments on December 31, 2016 and 2017.

Option Exercises and Stock Vested

None of our NEOs exercised stock options during 2015. The following table shows the number of shares of stock that vested and the value realized on the date of vesting, as determined by the Company’s stock price at the close of business on the date the stock vested.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
(a)	(d)	(e)

Richard H. Moore (1)	10,101	187,884

Michael G. Mayer (2)	1,553	29,103

Edward F. Soccorso (3)	1,834	34,369

Eric P. Credle (4)	1,834	34,369

(1)	Mr. Moore’s shares of stock that vested in 2015 related to three grants:

•	On February 11, 2014, Mr. Moore was granted 15,657 shares of stock related to 2013 performance, with one-third of the total grant vesting immediately, and the remaining two-thirds vesting in equal increments on January 1, 2015 and 2016. Thus, one third of the total grant, or 5,219 shares, vested on January 1, 2015, when the value of the Company stock was $18.47 per share, which resulted in a value realized on vesting of $96,395.

•	On February 24, 2015, Mr. Moore was granted 8,529 shares of stock related to 2014 performance, with vesting to occur in equal one-third increments on December 31, 2015, 2016, and 2017. Thus, one third of the total grant, or 2,843 shares, vested on December 31, 2015, when the value of the Company stock was $18.74 per share, which resulted in a value realized on vesting of $53,278.

•	On February 24, 2015, Mr. Moore was granted 6,115 shares of stock to promote share ownership and management retention, with vesting to occur in equal one-third increments on December 31, 2015, 2016, and 2017. Thus, one third of the total grant, or 2,039 shares, vested on December 31, 2015, when the value of the Company stock was $18.74 per share, which resulted in a value realized on vesting of $38,211.

(2)	Mr. Mayer’s shares of stock that vested in 2015 related to the following grant:

•	On February 24, 2015, Mr. Mayer was granted 4,659 shares of stock to promote share ownership and management retention, with vesting to occur in equal one-third increments on December 31, 2015, 2016, and 2017. Thus, one third of the total grant, or 1,553 shares, vested on December 31, 2015, when the value of the Company stock was $18.74 per share, which resulted in a value realized on vesting of $29,103.

(3)	Mr. Soccorso’s and Mr. Credle’s shares of stock that vested in 2015 each related to two grants:

•	On February 24, 2015, Mr. Soccorso and Mr. Credle were each granted 1,715 shares of stock related to 2014 performance, with vesting to occur in equal one-third increments on December 31, 2015, 2016, and 2017. Thus, one third of the total grant for each, or 572 shares, vested on December 31, 2015, when the value of the Company stock was $18.74 per share, which resulted in a value realized on vesting for each of $10,719.

•	On February 24, 2015, Mr. Soccorso and Mr. Credle were each granted 3,785 shares of stock to promote share ownership and management retention, with vesting to occur in equal one-third increments on December 31, 2015, 2016, and 2017. Thus, one third of the total grant for each, or 1,262 shares, vested on December 31, 2015, when the value of the Company stock was $18.74 per share, which resulted in a value realized on vesting for each of $23,650.

Pension Benefits

The following table shows information about the NEOs’ accrued benefits as of December 31, 2015 under our tax-qualified pension plan and our supplemental executive retirement plan, or SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)
(a)	(b)	(c)	(d)

Richard H. Moore (1)	—	—	—

Michael G. Mayer (1)	—	—	—

Edward F. Soccorso (1)	—	—	—

Eric P. Credle	Qualified Plan	15	259,000
	SERP	15	83,000

(1)	Because of their hire dates and the Company’s freezing of both pension plans on December 31, 2012, Mr. Moore, Mr. Mayer and Mr. Soccorso are not participants in either plan.
(2)	The present value of each officer’s accumulated benefit under each plan was calculated using the following assumptions: The officer retires at age 65. At that time, the officer takes a lump sum based on his or her accrued benefit as of December 31, 2015. The lump sum is calculated using the 2013 IRS Fully Generational Mortality Table and is discounted to December 31, 2015 using a rate of return of 4.17% per year.
(3)	The number of years of credited service is different from Mr. Credle’s number of years of service because the number of years of credited service was capped when the Company froze both plans on December 31, 2012.

Pension Plan

Our tax-qualified pension plan covers all full-time employees hired on or before June 11, 2009 and provides each participant with an annual retirement benefit paid monthly in cash. Based on their hire dates, Mr. Credle is the only NEO who participates in the plan. At normal retirement age of 65, this benefit is equal to the sum of:

(1)	0.75% of the participant’s final average compensation multiplied by his/her years of service (up to 40), and
(2)	0.65% of the participant’s final average compensation in excess of “covered compensation” (the average of the Social Security taxable wage base during the 35-year period that ends with the year the participant reaches Social Security retirement age), multiplied by years of service (up to 35).

“Final average compensation” means the average of the participant’s highest consecutive five years of compensation during his or her last 10 years of employment. For purposes of this plan, “compensation” generally means base salary plus bonuses. However, the federal tax code limits the amount of compensation we can take into account for purposes of the pension plan. The limit was $265,000 for 2015.

Each participant becomes fully vested in his or her plan benefits after five years of service. Early retirement, with reduced monthly benefits, is available to any participant who leaves the company at or after age 55 with 15 years of service. The plan also provides a death benefit to a vested participant’s surviving spouse.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust. Effective December 31, 2012, the Compensation Committee froze the benefits payable under the pension plan.

SERP

Our SERP is for the benefit of our senior management, including the NEOs (excluding Mr. Moore, Mr. Mayer and Mr. Soccorso, who based on their hire dates, are not participants). The purpose of the SERP is to provide additional monthly pension benefits to ensure that each participant will receive lifetime pension benefits beyond the amounts that we can pay under our qualified pension plan. The SERP generally provides participants with an annual benefit at normal retirement age of 65, payable monthly in cash, equal to 3% of final average compensation multiplied by years of service (up to a maximum of 20 years). For purposes of the SERP, “final average compensation” has the same meaning as under our pension plan. The amount of a participant’s SERP benefit is reduced by (1) the amount payable under our qualified pension plan, and (2) 50% of the participant’s primary social security benefit.

Each participant becomes fully vested in his or her SERP benefits at retirement, death, disability or a change in control. Early retirement, with reduced monthly benefits, is available to any participant who leaves the company at or after age 55 with 15 years of service. The plan also provides a death benefit to a vested participant’s surviving spouse.

Because the SERP is a non-qualified plan, its benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

As a general rule, we do not grant extra years of credited service under either the pension plan or the SERP. On one occasion, we credited two officers of an acquired company with three extra years of service under the SERP. None of the NEOs has received any extra years of credited service under either plan.

Effective December 31, 2012, the Compensation Committee froze the benefits payable under the SERP.

Potential Payments Upon Termination or Change in Control

This section contains information about arrangements that provide for compensation to our NEOs in connection with their termination. Actual circumstances resulting in the departure of an NEO cannot be predicted and may differ from the assumptions used in the information outlined below.

Employment Agreements

As noted above, we are party to employment agreements with 12 of our officers, including each of our NEOs. The term for all agreements is one year, and they automatically renew for an additional one year period on each anniversary date.

Under each of the employment agreements, if we terminate the officer without cause, we have agreed to pay the officer’s base salary for the greater of 1) the remainder of the agreement term, or 2) three months for Mr. Moore and six months for all others. In addition, for Mr. Moore, we have agreed to reimburse him for the costs of his participation in the health plan of a previous employer for the same period of time as described in the preceding sentence.

The definition of “without cause,” as provided in each NEOs agreement, would generally be anything excluding the following – an employee’s:

•	Gross negligence or willful misconduct, or
•	Refusal to comply with policies, procedures, practices or directions, after notice and opportunity to cure within 15 days after such notice, or
•	Commission of an act of dishonesty or moral turpitude, or
•	Commission of a felony, or

•	Breach of the agreement.

Pursuant to these employment agreements, we have also agreed to pay a lump sum payment if employment ends due to a long-term disability. For Mr. Moore, in the event of termination due to disability, we would owe him a lump sum payment equal to three months of base salary. All other officers would receive a lump sum payment equal to the greater of 1) base salary for the remaining contractual term, or 2) base salary for six months.

Each employment agreement also provides for severance payments to the officer if we terminate his/her employment within 12 months after a change in control without cause (as defined above) or if the employee terminates employment for good reason within 12 months after a change in control. For Mr. Moore, the amount of the severance payment is 2.99 times his annual salary (this multiple was 2.00 until March 2016), and in addition the Company will reimburse Mr. Moore for the costs he incurs to participate in the health plan of a previous employer for twelve months. For our Other NEOs with agreements, the amount of the severance payment, which we would be required to pay after termination following a change of control, is equal to 2.99x the officer’s base salary as of the date of the change in control. Mr. Soccorso’s agreement also limits that payment to no more than 2.99 multiplied by the officer’s “base amount” under Section 280G(b)(3) of the Internal Revenue Code. Additionally, for our Other NEOs with agreements, we have agreed to reimburse their COBRA health care premiums until the earliest of: 1) the twelve month anniversary of the last date of employment with the Company, 2) the date the officer is no longer eligible to participate in COBRA coverage, and 3) the date on which the officer becomes eligible to receive substantially similar coverage from another employer.

The definition of “good reason” in each agreement is:

•	A material diminution in authority, duties, or responsibilities of such employee immediately prior to the change-in-control, or
•	A material change in geographic location at which the employee must perform services, or
•	Any other action or inaction that constitutes a material breach of the agreement.

Provided that, in order for the employee to be able to terminate for good reason, the employee must first provide notice to the Company of the condition within thirty days of the initial existence of such condition with no remedy to the condition being provided by the Company within thirty days of such notice.

The agreements define “control” as the power, either directly or indirectly, to direct our management or policies or to vote 40% or more of any class of our securities. In general, any change in control of our Company triggers the change in control provisions of the employment agreements. However, the agreements expressly exclude as a “change in control” any merger, consolidation or reorganization following which the owners of our capital stock who were previously entitled to vote in the election of our directors own 61% or more of the resulting entity’s voting stock.

The following table shows the lump sum cash severance amounts we would have owed our NEOs under their employment agreements if they had terminated employment on December 31, 2015 under various circumstances.

Name	Nature of Payment	Involuntary Termination for Cause or Voluntary Termination by Employee ($)	Involuntary Termination Without Cause ($) (1)	Termination due to Long-Term Disability ($) (2)	Change In Control ($) (3)

Richard H. Moore	Severance - Cash	—	354,452	131,250	1,062,132

Michael G. Mayer	Severance - Cash	—	200,000	200,000	1,218,164

Edward F. Soccorso	Severance - Cash	—	162,500	162,500	817,954

Eric P. Credle	Severance - Cash	—	277,153	277,153	990,590

(1)	These amounts are equal to 1/12 of each officer’s base salary as of December 31, 2015 multiplied by the number of months remaining in his/her employment agreement term. Mr. Moore’s amount also includes the estimated health care cost reimbursement that the Company must pay him for that same time period, which is in accordance with the terms of his employment agreement.
(2)	For Mr. Moore, the amount in this column is three months of base salary. For Mr. Mayer and Mr. Soccorso, the amount is equal to six months of their base salary because that number of months is greater than the number of months remaining in their employment agreement as of December 31, 2015. For Mr. Credle, the amount is equal to approximately 10.25 months of base salary because that is the remaining term of his employment agreement as of December 31, 2015, and it is greater than six months.
(3)	For Mr. Moore, this amount is equal to two times his base salary plus the estimated health care cost reimbursement that the Company must pay him for twelve months. For Mr. Mayer and Mr. Credle, the amount shown is equal to 2.99 times their annual base salary plus COBRA health care reimbursements for twelve months. For Mr. Soccorso, his amount is equal to twelve months of COBRA health care reimbursement plus 2.99 multiplied by his “base amount” under Section 280G(b)(3) of the Internal Revenue Code because that amount is less than 2.99 times his base salary.
(4)	Mr. Moore’s employment agreement will be amended in 2016 to increase the change-in-control multiple from two times his base salary to 2.99 times his base salary. Assuming a 2.99 multiple, the amount for Mr. Moore in this column becomes $1,581,882.

Our current equity plan and the SERP have change in control provisions that, under certain circumstances, automatically vest all participants in the benefits of each plan in the event of a change in control of our Company. See “Outstanding Equity Awards at Fiscal Year End” for information about the equity awards that our NEOs held as of the end of 2015 that would be subject to accelerated vesting upon a change in control. See “Pension Benefits – SERP” for information about the NEO benefits that would be subject to accelerated vesting upon a change in control.

The employment agreements also contain non-competition, non-solicitation and confidentiality covenants by the officers. The non-competition and non-solicitation covenants prohibit each officer from:

•	engaging, directly or indirectly, in any competing activity or business within a restricted territory for a certain period of time after leaving our Company, which we call the restricted period;
•	soliciting or recruiting any of our employees during the restricted period; and

•	making sales contacts with or soliciting any of our customers for any products or services that we offer, in either case within the restricted territory during the restricted period.

For Mr. Moore, the restricted period is one year irrespective of the circumstances of termination and the restricted territory includes (i) a 60-mile radius around the Company’s headquarters, (ii) any city, metropolitan area, county, or state in which Mr. Moore’s substantial services were provided, or for which Mr. Moore had substantial responsibility, or in which Mr. Moore worked on Company projects, while employed by the Company, or (iii) any city, metropolitan area, county or state in which the Company is located or does or, during Mr. Moore’s employment with Company, did business. Pursuant to a 2016 amendment to Mr. Moore’s employment agreement, the restricted period will be reduced to six months.

For Mr. Mayer, Mr. Soccorso, and Mr. Credle the restricted period is six months irrespective of the circumstances of termination and the restricted territory is a 60-mile radius of the location of the Company’s headquarters during the officer’s employment with the Company, and also includes a 25-mile radius of the location of any bank branch.

The confidentiality covenants contained in each employment agreement prohibit the officer from disclosing any confidential business secrets or other confidential data both during the term of the employment agreement and for a defined term thereafter. The term of these covenants is for fifteen years after termination for Mr. Moore, and five years for Mr. Mayer, Mr. Soccorso, and Mr. Credle.

COMPENSATION OF DIRECTORS

The Board of Directors establishes compensation for board members based primarily on consultation with an outside consultant, who assists the Board of Directors in evaluating whether its members are receiving fair compensation for the services they perform. This evaluation is based primarily on a comparison to other financial services companies of a similar size. The peer companies that were used in the most recent comparison were the same as those used during the evaluation of NEO compensation described on page 15 above.

Based on this evaluation, the Board set the following fees for 2016. These fees are only paid to non-employee directors.

Annual Retainer

•	Baseline retainer for all directors - $21,000
•	Additional retainer for members of the Audit Committee - $1,000
•	Additional retainer for the Chairman of the Board of the Company - $6,000
•	Additional retainer for the Chairman of the Board of First Bank - $6,000
•	Additional retainer for the Chairman of the Audit Committee - $6,000

Additional Fees

•	No additional fees are paid to directors for attending board or committee meetings.
•	Board members are permitted to also serve on First Bank’s local advisory boards and receive fees of $400 per year in connection with that service. Of the current board members, only Mr. Crawford serves on a local advisory board.

Non-employee directors of the Company also participate in the Company’s equity plan. In June 2015, each non-employee director of the Company received 1,022 shares of the Company’s common stock. The number of shares of stock granted produced a value that was approximately the same as stock option grants that each director had received in years prior to 2010. The Board of Directors intends to make similar grants of common stock, in June of each year, to non-employee directors.

Directors who retire from the board and are named Director Emeritus receive fees of $4,000 per year for three years.

The following table sets forth compensation we paid to our directors in 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c) (1)	(e)	(f)	(g) (2)	(h)

Daniel T. Blue, Jr.	22,000	16,097	—	—	—	38,097
Mary Clara Capel	28,000	16,097	—	—	—	44,097
James C. Crawford, III	28,000	16,097	—	—	400	44,497
Thomas F. Phillips	22,000	16,097	—	—	—	38,097
Frederick L. Taylor II	22,000	16,097	—	—	—	38,097
Virginia C. Thomasson	26,000	16,097	—	—	—	42,097
Dennis A. Wicker	21,000	16,097	—	—	—	37,097

(1)	On June 1, 2015, each non-employee director was granted 1,022 shares of common stock with no vesting requirements. The grant date fair value of each share of stock was $15.75.
(2)	The amount in the “All Other Compensation” column represents local advisory fees earned by Mr. Crawford.

The following table shows the number of stock options that each non-employee director held as of December 31, 2015:

Aggregate Outstanding Equity Awards
Name	Options Outstanding (#)

Daniel T. Blue, Jr.	—
Mary Clara Capel	9,000
James C. Crawford, III	—
Thomas F. Phillips	9,000
Frederick L. Taylor II	9,000
Virginia C. Thomasson	9,000
Dennis A. Wicker	9,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The 2015 members of the Compensation Committee were Mr. Blue, Ms. Capel (chairman), Mr. Crawford III, Mr. Phillips, Mr. Sloan, Mr. Taylor II, and Ms. Thomasson, and Mr. Willis. None of these members has ever been an officer or employee of the Company. There are no Compensation Committee interlocks, as described in SEC rules and regulations.

CERTAIN TRANSACTIONS

Under the rules of the Securities and Exchange Commission (SEC), public companies such as First Bancorp are required to disclose certain “related party transactions.”  These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a Company director, executive officer, or owner of more than 5% of our common stock has a direct or indirect material interest. In addition to the rules and regulations of the SEC, the Company and First Bank are subject to Federal Reserve Board Regulation O, which governs extensions of credit by First Bank to any executive officer, director or principal shareholder of the Company or First Bank. The Company has established processes for reviewing and approving extensions of credit and other related party transactions. Related party transactions are approved by the Board of Directors, and the related person does not participate in the deliberations or cast a vote. The Audit Committee also reviews all related party transactions and determines whether to ratify or approve such transactions.

The Company collects information about related party transactions from its officers and directors through annual questionnaires distributed to officers and directors, or when transactions or proposed transactions are reported throughout the year. Each director and officer agrees to abide by the Company's Code of Ethics, which provides that officers and directors should avoid conflicts of interest and that any transaction or situation that could involve a conflict of interest between the Company and an officer or director must be reported and must be approved by the Audit Committee or the Board (or another committee thereof) if and when appropriate. The Code of Ethics identifies a non-exclusive list of situations that may present a conflict of interest, including significant dealings with a competitor, customer or supplier, similar dealings by an immediate family member, personal investments in entities that do business with the Company, and gifts and gratuities that influence a person’s business decisions, as well as other transactions between an individual and the Company. The Audit Committee’s charter provides that the Audit Committee will review, investigate and monitor matters pertaining to the integrity or independence of the Board, including related party transactions. The Audit Committee and the Board review and make determinations about related party transactions or other conflicts of interest as they arise, and in addition the Audit Committee conducts an annual review of all related party transactions early in each fiscal year, after director and officer questionnaires have been received from management and the Board.

Certain of the directors, nominees, principal shareholders and officers (and their affiliates) of the Company have deposit accounts and other transactions with First Bank, including loans in the ordinary course of business. Except as discussed in the next sentence, all loans or other extensions of credit made by First Bank to directors, nominees, principal shareholders and executive officers of the Company and to affiliates of such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risk of collectibility or present other unfavorable features. As discussed in “Perquisites” in the Compensation Discussion and Analysis section above, in accordance with applicable banking regulations, the Company has a home loan program that all of our employees are eligible to participate in that allows employees to borrow money for a loan on their primary residence, subject to our normal credit underwriting standards, at interest rates slightly less than the interest rate offered to non-employees. At December 31, 2015, the aggregate principal amount of loans to directors, nominees, principal shareholders and officers of the Company and to affiliates of such persons, or loans in which such persons had a material interest, was approximately $3,411,000. No reportable loans of this type are on nonaccrual status or are otherwise impaired.

During 2015, the Company paid $248,082 to the law firm Nelson Mullins Riley & Scarborough (“NMRS”) for various legal services.  Mr. Wicker is a partner in NMRS.  The Audit Committee and Board were aware of this relationship when they approved NMRS to perform legal work for the Company in 2015.  The fees paid to NMRS amount to less than one-tenth of 1% of that firm’s total revenue and did not exceed established thresholds that are incompatible with being considered independent, as set by NASDAQ and our Corporate Governance Guidelines.  Mr. Wicker performed no work for the Company and received no direct compensation related to the engagement.  The Board considered this relationship in determining that Mr. Wicker is an independent member of the Board and Compensation Committee for 2016, as contemplated by NASDAQ and our Corporate Governance Guidelines.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than 10% of the Company’s common stock are required to report their ownership of the Company’s common stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers Automated Quotation System. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by these dates during 2015. Based upon a review of such reports and representations from the Company’s directors and executive officers, the Company believes that all such reports were filed on a timely basis in 2015, except that Mr. Sloan filed one late report.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has approved the selection of the firm Elliott Davis Decosimo, PLLC to serve as the independent auditors for 2016. Action by the shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Audit Committee and the Board of Directors in order to give the shareholders an opportunity to present their views. If the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. If the proposal to ratify the selection of Elliott Davis Decosimo, PLLC as the Company's independent auditors is rejected by shareholders, then the Audit Committee will reconsider its choice of independent auditors. The Board of Directors recommends that the shareholders vote for the proposal to ratify the selection of the Company’s independent auditors.

Representatives of Elliott Davis Decosimo, PLLC are expected to be present at the annual meeting. The representatives will be available to respond to appropriate questions and will be given an opportunity to make any statement they consider appropriate.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditor, which was Elliott Davis Decosimo, PLLC (“Elliott Davis”) for 2015, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States of America and for attesting to the Company’s control over financial reporting. The Company’s Audit Committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditors. The Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee has reviewed and discussed with management and Elliott Davis the audited financial statements as of and for the year ended December 31, 2015. The Audit Committee also discussed with Elliott Davis the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard AS 16, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X promulgated by the SEC, as modified or supplemented. In addition, the Audit Committee has received from Elliott Davis the written disclosures and letter required by the applicable requirements of the PCAOB regarding Elliott Davis’ communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management. The Audit Committee also has considered whether Elliott Davis’ provision of any information technology services or other non-audit services to the Company is compatible with the concept of auditor independence. In this analysis, the Audit Committee reviewed the services and related fees provided by Elliott Davis in the following categories and amounts:

	2015	2014
Audit Fees (1)	$393,845	$393,100
Other Audit Fees (2)	46,150	14,500
Audit-Related Fees (3)	24,500	20,000
Tax Fees	3,450	—
Total Fees	$467,945	$427,600

(1)	For 2014 and 2015, audit fees included fees for the integrated audit of the consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Section 404), and quarterly reviews of the interim consolidated financial statements.

(2)	In 2014 and 2015, other audit fees consisted of procedures performed related our audit of supplementary financial and compliance information required by the Department of Housing and Urban Development’s (“HUD”) Uniform Financial Reporting Standards for HUD Housing Programs to maintain the Bank’s FHA approved supervised mortgagee status. For 2015, other audit fees also included fees associated with a SEC investigation into the Company’s failure to disclose certain related party transactions between the Company and certain of its officers and/or directors or their immediate family members during the period from 2009 through 2011, which was settled in 2015. For 2014, other audit fees also included fees associated with consents related to SEC filings related to the Company’s registration of common shares for its 401(k) plan and its equity plan.

(3)	For 2014 and 2015, audit-related fees consisted primarily of fees for the audit of the Company’s employee benefit plans.

(4)	For 2014 and 2015, tax fees consisted of consulting fees and assistance with various tax matters.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

The Board of Directors has determined that Ms. Thomasson is an “audit committee financial expert” within the meaning of SEC rules and regulations.

The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed for adequacy on an annual basis. The Audit Committee charter is available on the Company’s website at www.LocalFirstBank.com under the tab “About Us – Corporate Profile – Investor Relations – Governance Documents.”

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS:

Daniel T. Blue, Jr.	Thomas F. Phillips
Jack D. Briggs	O. Temple Sloan, III
Mary Clara Capel	Frederick L. Taylor, II
James C. Crawford, III	Virginia C. Thomasson – Chairman

The affirmative vote of the holders of a majority of shares of common stock represented and voting at the meeting (either in person or by proxy) is required for approval of this proposal. The Board of Directors recommends that shareholders vote “FOR” this proposal. Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

PROPOSAL 3 – ADVISORY VOTE APPROVING “SAY ON PAY” PROPOSAL

The SEC rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) require the Company to provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

A description of the the compensation paid to our named executive officers is included in the “Compensation Discussion and Analysis” section above and the tabular disclosures regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in this proxy statement.

 We believe that our executive compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. We also believe that levels of compensation received by our senior executive officers are fair, reasonable and within the ranges of compensation paid by comparable financial institutions to similarly situated executives.

 This proposal, commonly known as a “Say on Pay,” gives you as a shareholder the opportunity to endorse or not endorse our executive compensation programs, policies and procedures through the following resolution:

“Resolved, that the shareholders approve the overall executive compensation programs, policies and procedures employed by First Bancorp, as described in the “Compensation Discussion and Analysis” section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in the proxy statement provided to the shareholders of First Bancorp on or about April 4, 2016.”

 Because your vote is advisory, it will not be binding upon the Company. However, the Compensation Committee and Board may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that shareholders vote “FOR” this proposal. Unless indicated to the contrary, proxies will be voted “FOR” this proposal.

SHAREHOLDERS PROPOSALS FOR 2017 MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company’s 2017 annual meeting consistent with the regulations of the SEC. For proposals to be considered for inclusion in the proxy statement for the 2017 annual meeting, they must be received by the Company no later than December 7, 2016. Such proposals should be directed to First Bancorp, Attn. Elizabeth Bostian, 300 SW Broad Street, Southern Pines, North Carolina 28387.

The bylaws of the Company establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders of the Company. Subject to any other applicable requirements, only such business may be conducted at a meeting of the shareholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. To be timely, notice of other business to be brought before any meeting must generally be received by the Secretary of the Company not less than 60 nor more than 90 days in advance of the shareholders’ meeting. The notice of any shareholder proposal must set forth the various information required under the bylaws. The person submitting the notice must provide, among other things, the name and address under which such shareholder appears on the Company's books and the class and number of shares of the Company’s capital stock that are beneficially owned by such shareholder. Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Secretary of the Company at the Company’s address noted above.

DELIVERY OF PROXY STATEMENTS AND

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the Exchange Act, only one copy of the proxy statement and annual report is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the proxy statement. Additionally, some shareholders have consented to be excluded from the mailing of the proxy statement and annual report, and instead only be notified of the internet web address where they can access the proxy statement and annual report electronically. The internet address where these documents can be accessed is www.edocumentview.com/FBNC.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any shareholder residing at an address to which only one copy was mailed or to shareholders who originally consented to only receive notice of internet availability. Requests for additional copies and/or requests for multiple copies of the proxy statement and annual report in the future should be directed to First Bancorp, Attn. Elizabeth B. Bostian, 300 SW Broad Street, Southern Pines, North Carolina 28387, e-mailing Ms. Bostian at ebostian@LocalFirstBank.com, or by calling 1-910-246-2500 and asking to speak to Elizabeth Bostian.

Shareholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact the Company as noted above to request that only a single copy of the proxy statement and annual report be mailed in the future.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any other business to be presented for consideration or action at the annual meeting. If other matters properly come before the annual meeting, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

By Order of the Board of Directors,

Elizabeth B. Bostian

Secretary

April 4, 2016

Directions to the

James H. Garner Conference Center

211 Burnette Street, Troy, North Carolina 27371

Location of the 2016

First Bancorp Annual Shareholders’ Meeting

Thursday, May 12, 2016 - 10:00 a.m.

First Bancorp

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard H. Moore and Elizabeth B. Bostian, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of First Bancorp held of record by the undersigned on March 23, 2016, at the annual meeting of shareholders to be held on May 12, 2016, or any adjournment or adjournments thereof.

1.	PROPOSAL to elect nine (9) nominees to the Board of Directors to serve until the 2017 Annual Meeting of Shareholders, or until their successors are elected and qualified.

☐	FOR the 9 nominees listed below	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below).		to vote for the 9 nominees below.

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below).

Daniel T. Blue, Jr.	Richard H. Moore	Frederick L. Taylor, II
Mary Clara Capel	Thomas F. Phillips	Virginia C. Thomasson
James C. Crawford, III	O. Temple Sloan, III	Dennis A. Wicker

2.	PROPOSAL to ratify the appointment of Elliott Davis Decosimo, PLLC, as the independent auditors of the Company for 2016.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL to consider and approve an advisory (non-binding) resolution on executive compensation, also known as “say on pay” (as more fully described in the accompanying proxy statement).

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting.

5.	Do you plan to attend the May 12, 2016 meeting? ☐ YES ☐ NO

This proxy when properly executed will be voted as directed herein. If no direction is made, this proxy will be voted “FOR” all nominees in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3. If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees.

Dated	,	2016

Signature

Signature (if jointly held)

(Please sign exactly as the name appears on this proxy. If signing as attorney, administrator, executor, guardian, or trustee, please give title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Please mark, sign, date and return promptly in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote in person. If you wish to vote by telephone or internet, please read the instructions below.

INSTRUCTIONS FOR VOTING YOUR PROXY

Shareholders of record have three alternative ways of voting their proxies:

1. By Mail (traditional method); or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. Please note all votes cast via the telephone or Internet must be cast prior to 11:59 p.m., Eastern Daylight Time, on May 11, 2016.

Vote by Telephone	Vote by Internet
It’s fast, convenient and immediate!	It’s fast, convenient, and your vote is
Call Toll-Free on a Touch-Tone Phone: 1-800-690-6903	immediately confirmed and posted.

Follow these four easy steps:	Follow these four easy steps:
1. Read the accompanying Proxy Statement and Proxy Card	1. Read the accompanying Proxy Statement and Proxy Card
2. Call the toll-free number: 1-800-690-6903	2. Go to the website: https://www.proxyvote.com
3. Enter the Control Number located on your Proxy Card below.	3. Enter your Control Number located on your Proxy Card below.
4. Follow the recorded instructions	4. Follow the instructions on the website.

Your vote is important! Call 1-800-690-6903 anytime	Your vote is important! Go to https://www.proxyvote.com

It is not necessary to return your proxy card if you are voting by telephone or internet.

Please note that the last vote received, whether by telephone, internet, or by mail, will be the vote counted.

For Telephone/Internet Voting:

Control Number

Control Number Provided Here